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US$2,500,000,000                                      FILED PURSUANT TO RULE 433

FLOATING RATE SENIOR NOTES DUE 2009                          FILE NO. 333-117615

                                [CITIGROUP LOGO]

TERMS AND CONDITIONS:

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ISSUER:                        CITIGROUP INC.
Ratings:                       Aa1/AA-/AA+  (Moody's / S&P / Fitch)
Trade Date:                    January 26, 2006
Settlement Date:               January 31, 2006 (T+3 days)
Maturity:                      January 30, 2009
Par Amount:                    $2,500,000,000
Quarterly Coupon:              Three-month USD LIBOR (Telerate) plus 0.04%
Public Offering Price:         100.000%
Gross Fee:                     0.175%
    Management Fee:              0.025%
    Underwriting Fee             0.025%
    Sales Concession:            0.125%
    Re-allowance:                0.100%
Purchase Price:                99.825%
Net Proceeds to Citigroup:     $2,495,450,000
Interest Payment Dates:        Quarterly on the 30th of each January, April, July
                               and October.  Modified following business day
                               convention.
Interest Determination Date:   Two London Business Days prior to each Interest
                               Payment Date
First Coupon:                  April 28, 2006.  The initial interest rate is
                               4.7075% per annum.
Day Count:                     Actual/360.
Defeasance:                    Applicable.  Provisions of Sections 11.03 and 11.04
                               of the Indenture apply.
Redemption at Issuer Option:   Only for tax purposes.
Redemption for Tax Purposes:   Applicable at issuer option if, as a result of
                               changes in U.S. tax law, withholding tax or
                               information reporting requirements are imposed on
                               payments on the notes to non-United States
                               persons.  Redemption as a whole, not in part.
Sinking Fund:                  Not applicable.
Listing:                       Application will be made to list the notes on the
                               regulated market of the Luxembourg Stock Exchange.
Minimum Denomination /
Multiples:                     $100,000/ multiples of  $1,000 in excess thereof
                                                           PRINCIPAL AMOUNT PURCHASED

Book Manager:                  Citigroup Global
                               Markets Inc.                    $2,125,000,000 (85.0%)
Senior Co-Managers:            Bear, Stearns & Co. Inc.           $62,500,000  (2.5%)
                               Goldman, Sachs & Co.               $62,500,000  (2.5%)
                               Lehman Brothers Inc.               $62,500,000  (2.5%)
                               Merrill Lynch, Pierce,
                               Fenner & Smith
                               Incorporated                       $62,500,000  (2.5%)
 Co-Managers:                  Muriel Siebert & Co., Inc.         $25,000,000 (1.00%)
                               RBC Capital Markets
                               Corporation                        $25,000,000 (1.00%)
                               Toussaint Capital
                               Partners, LLC                      $25,000,000 (1.00%)
                               UBS Securities LLC                 $25,000,000 (1.00%)
                               Utendahl Capital Group,
                               L.L.C.                             $25,000,000 (1.00%)
 CUSIP:                        172967 DG 3
 ISIN:                         US172967DG31
 Common Code:                  024301141
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Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
The file number for Citigroup's registration statement is No. 333-117615.
Alternatively, you can request the prospectus by calling toll-free in the United
States 1-800-248-3580.